Exhibit 19
INSIDER TRADING POLICY
Purpose
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of IPG Photonics Corporation (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
Persons Subject to the Policy
This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors, director-nominees and all employees of the Company and its subsidiaries (collectively referred to as “Company Insiders”).
This Policy also applies to Company Insiders’ family members who reside with a Company Insider (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in a Company Insider’s household, and any family members who do not live in a Company Insider’s household but whose financial transactions are directed by or subject to the influence or control of a Company Insider, such as parents or children who consult with a Company Insider before they trade in securities (collectively referred to as “Family Members”).
This Policy also applies to any entities that a Company Insider influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”),

The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information (such persons, “Additional Covered Persons” and, collectively with the Company Insiders, Family Members and Controlled Entities, the “Covered Persons”).
Transactions Subject to the Policy
This Policy applies to transactions in the Company’s securities (collectively referred to as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.
Individual Responsibility
Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any related Family Member or Controlled Entity also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer (as defined below) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
Transactions by Family Members
Company Insiders are responsible for the transactions of all of their respective Family Members and therefore Company Insiders should make Family Members aware of the need to confer with them before trading in Company Securities. A Company Insider should treat all transactions by Family Members for the purposes of this Policy and applicable securities laws as if those transactions were for that Company Insider’s own account.
Transactions by Controlled Entities
Any transactions by Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the applicable Company Insider’s own account.
Administration of the Policy; Compliance Officer
The General Counsel shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, a member of the Legal Department designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.
Statement of Policy
It is the policy of the Company that no Covered Person who is aware of material nonpublic information relating to the Company may, directly, or indirectly through Family Members or Controlled Entities or other persons or entities:
1. Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
2. Recommend the purchase or sale of any Company Securities;
3. Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4. Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Covered Person who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy.
It is the policy of the Company that no Covered Person become part of any so-called “expert network” or provide consulting advice or services to others interested in learning about the industry(ies) in which the Company operates or related technologies. Violation of this provision is grounds for termination of employment or other relationship with the Company.

Definition of Material Nonpublic Information
Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•Significant related-party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in the Company’s pricing or cost structure;
•A major sales contract or customer win, qualification or contract or customer loss
•Significant service or warranty issues, or recalls;
•A change in management or significant health issues affecting management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, market, process, application or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems; and
•The imposition of a ban on trading in Company Securities or the securities of another company.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, a Covered Person should not trade in Company Securities until after trading closes trading on Tuesday (assuming the announcement was release on Monday morning). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
Transactions Under Company Plans
This Policy does not apply in the case of the following transactions, except as specifically noted:
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected or the Company requires to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock units, or the exercise of a tax withholding right pursuant to which one may elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock units. The Policy does apply, however, to any market sale of stock from vested restricted stock units.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from an employee’s periodic contribution of money to the plan pursuant to that employee’s election made at the time of his or her enrollment in the plan. This Policy does apply, however, to any changes in an employee’s elections under the plan (including the election to participate in the plan for any enrollment period) and to any sales of Company Securities purchased pursuant to the plan.
Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
Transactions Not Involving a Purchase or Sale
Bona fide gifts by Covered Persons are not transactions subject to this Policy, except that Restricted Persons (as defined below) may not make a gift of Company Securities during a Blackout Period (as defined below) or while the Covered Person is aware of material nonpublic information. Gifts by Restricted Persons should be discussed with the Compliance Officer before the transaction is completed to ensure compliance with Company policies and applicable law and to ensure a Form 4 is timely filed for Insiders (within two business days of the gift transaction).
Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Special and Prohibited Transactions
It is the Company’s policy that Covered Persons may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short-Term Trading. Short-term trading of Company Securities may be distracting and may unduly focus a person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Restricted Person who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa). The prohibition applies only to purchases in the open market, and would not apply to stock option exercises or other employee benefit plan transactions as described above.
Short Sales. Short sales of Company Securities are prohibited for all Covered Persons. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Publicly-Traded Options. All transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited for all Covered Persons by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Restricted Person to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. Restricted Persons are prohibited from engaging in any such transactions.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or is otherwise not permitted to trade in Company Securities, Restricted Persons are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. If a Covered Person determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”
Discretionary Accounts: In the event that a Covered Person establishes a brokerage account and delegates trading authority to a financial advisor or portfolio manager, such Covered Person is responsible for informing the financial advisor or portfolio manager in writing that (a) no transactions in Company Securities are permitted in such Covered Person’s account and (b) such Covered Person is subject to this Policy which limits transactions in Company Securities. Despite delegation of trading authority, the Covered Person bears responsibility and liability for all trading in Company Securities.

Additional Procedures
The Company has established additional procedures in order to assist in the administration of this Policy, facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures. The directors and officers of the Company and other persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (collectively, “Restricted Persons”), may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. A pre-clearance to trade does not constitute legal advice nor a defense to insider trading. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. Pre-cleared trades must be effected within the earlier of five business days of receipt of pre-clearance or the commencement of the Blackout Period. Transactions not effected within the time limit would be subject to pre-clearance again. The Compliance Officer will review and update the list of Restricted Persons as appropriate but no less than annually.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months. In addition, to the extent applicable, the requestor should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, or report to the General Counsel promptly relevant information to allow for the timely preparation and filing of a Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
Quarterly Trading Restrictions. The directors and officers of the Company and other persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities (collectively, “Restricted Persons”), may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning ten trading days prior to the end of each fiscal quarter and ending at the close of trading on the second business day following the public release of the Company’s earnings results for that quarter. The Compliance Officer shall review the list of Restricted Persons from time to time, but no less than annually.
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not specifically designated a given Covered Person as a person who should not trade due to an event-specific restriction, no Covered

Person should trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.
Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Compliance Officer. Any Rule 10b5-1 Plan must be submitted for approval five business days prior to the entry into the Rule 10b5-1 Plan.
Post-Termination Transactions
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If a Covered Person is in possession of material nonpublic information when his or her service terminates (or, e.g., in the case of a Family Member, when his or her related Company Insider’s service with the Company terminates), that Covered Person may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities by Restricted Persons upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at [ ] or by e-mail at [ ].
Certification
All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

Approved by Board of Directors: February 17, 2023

INSIDER TRADING CERTIFICATION
CERTIFICATION

I certify that:
1.I have read and understand IPG Photonics Corporation’s Insider Trading Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.
2.I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name: _______________________________

Signature: ________________________________

Date:_____________________